Exhibit 3.7

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A PARTICIPATING PREFERRED STOCK OF

DURECT CORPORATION

DURECT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify that:

FIRST: The name of the corporation is DURECT Corporation (the “Company”).

SECOND: The Company was originally incorporated on February 6, 1998 under the name “Durect Therapeutics Corporation.”

THIRD: No shares of the Company’s Series A Participating Preferred Stock have been issued.

FOURTH: Paragraph 1 of the resolution of the Board of Directors of the Company as it appears in the Company’s Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock, filed on July 9, 2001 (the “Certificate of Designation”), is hereby amended and restated to read in its entirety as follows:

“1. Designation and Amount. The shares of such series shall be designated as “Series A Participating Preferred Stock”, par value $0.0001 per share, and the number of shares constituting such series shall be One Hundred Fifty Thousand (150,000).”

FIFTH: In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the foregoing amendment to the Certificate of Designation been duly adopted by the Company’s Board of Directors pursuant to the authority conferred upon the Board of Directors by the Company’s Amended and Restated Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, DURECT CORPORATION has caused this Certificate to be signed this 4th day of August, 2010.

DURECT CORPORATION

/s/ James E. Brown
James E. Brown President and Chief Executive Officer